                                                                     Exhibit 5.2







                                  July 27, 2001


Ampersand Medical Corporation
AccuMed Acquisition Corp.
414 North Orleans
Suite 510
Chicago, IL 60610

AccuMed International, Inc.
920 North Franklin Street
Suite 402
Chicago, IL 60610

Gentlemen:

         We have been retained by Ampersand Medical Corporation, a Delaware corporation ("Ampersand"), as special counsel on behalf of Ampersand and its wholly-owned subsidiary, AccuMed Acquisition Corp., a Delaware corporation ("Acquisition Sub"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 7, 2001, as amended on May 10, 2001, by and among Ampersand, Acquisition Sub and AccuMed International, Inc., a Delaware corporation ("AccuMed"), pursuant to which AccuMed will merge (the "Merger") with and into Acquisition Sub, which will be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). Subsequent to the Merger, the Surviving Corporation will continue to be a wholly-owned subsidiary of Ampersand and will change its name to "AccuMed International, Inc."

         As consideration to the stockholders of AccuMed for approving the Merger Agreement and entering into the Merger, Acquisition Sub will cause its parent, Ampersand, to issue to holders of AccuMed's common stock, $.01 par value per share (the "AccuMed Common Stock"), a total of .6552 of a share of Ampersand's common stock, $.001 par value per share (the "Ampersand Common Stock"), in exchange for each share of AccuMed Common Stock held by such holder at the Merger Effective Time (subject to adjustment of the exchange ratio in accordance with the applicable provisions of the Merger Agreement); provided, however, that because no fractional shares of Ampersand Common Stock will be issued in connection with such exchange, the former holders of AccuMed Common Stock will instead receive a cash payment in lieu of any fractional shares that they would otherwise have been entitled to receive; and provided further, however, that any former holders of AccuMed Common Stock who elect to exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL") with respect to the Merger will receive whatever compensation or other consideration they may become entitled to in accordance with the appropriate provisions of the DGCL instead of shares of Ampersand Common Stock and a fractional interest cash payment. In addition, Acquisition Sub will cause Ampersand to issue to the holders of AccuMed's Series A Convertible Preferred stock, $.01 par value ($4.00 stated value) per share (the "AccuMed Series A"), a total of one (1) share of Ampersand's Series A Convertible Preferred Stock, $.001 par value ($4.00 stated value) per share (the "Ampersand Series A"), in exchange for each share of AccuMed Series A held by such holder at the Merger Effective Time (subject to adjustment of the exchange ratio in accordance with the applicable provisions of the Merger Agreement); provided, however, that any former holders of AccuMed Series A who elect to exercise their dissenters' rights under the DGCL with respect to the Merger will receive whatever compensation or other consideration they may become entitled to in accordance with the appropriate provisions of the DGCL instead of shares of Ampersand Series A.

AccuMed International, Inc.
Page 2
July 27, 2001




           Capitalized terms used herein that are not expressly defined herein shall have the meaning ascribed to them in the Merger Agreement.

                                   ASSUMPTIONS

          1. The Merger will be implemented strictly in accordance with the terms of the Merger Agreement.

          2. All conditions precedent contained in the Merger Agreement shall be performed or waived prior to the Merger Effective Time.

          3. AccuMed, Ampersand and Acquisition Sub have collectively represented that: (i) following the merger, Acquisition Sub has no plan to issue additional shares of its stock that would result in Ampersand losing control of Acquisition Sub within the meaning of Internal Revenue Code Section 368(c)(1), (ii) Ampersand has no plan or intention to reacquire any of its stock issued in the merger, (iii) Ampersand has no plan or intention to liquidate Acquisition Sub, to merge Acquisition Sub into another corporation, to sell or otherwise dispose of the stock of Acquisition Sub, or to cause Acquisition Sub to dispose of the assets of Accumed acquired in the merger, except for dispositions made in the ordinary course of business or transfers described in Internal Revenue Code Section 368(a)(2)(C), (iv) the liabilities of Accumed to be assumed by Acquisition Sub and the liabilities to which the transferred assets of Accumed are subject were and will be incurred in the ordinary course of Accumed's business,
               (v) following the merger, Acquisition Sub will continue the historic business of Accumed, and (vi) the payment of cash in lieu of fractional shares of Ampersand stock is solely for the purpose of avoiding the expense and inconvenience to Ampersand of issuing fractional shares and does not represent separately bargained for consideration. It is assumed that the respective representations of the parties made in the Merger Agreement and in their respective tax representation letters to counsel are true and correct as of the date thereof, and will be true and correct as of the Merger Effective Time.


                                     OPINION

           We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and made such other inquiries as in our judgment are necessary or appropriate, to enable us to render the following opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

           Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

1.   The Merger will constitute a tax-free reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Ampersand, Acquisition Sub and AccuMed will each be a party to the reorganization.

2. No gain or loss will be recognized by Ampersand, Acquisition Sub or AccuMed solely as a result of the Merger.

3. Except as provided in paragraph 6 below, no gain or loss will be recognized by any AccuMed stockholder with respect to the Merger upon the surrender and exchange of all such stockholder's AccuMed Common Stock solely for Ampersand Common Stock and/or the surrender and exchange of all such stockholder's AccuMed Series A for Ampersand Series A.

AccuMed International, Inc.
Page 3
July 27, 2001




4. The aggregate adjusted tax basis of the Ampersand Common Stock (including a fractional share interest in Ampersand Common Stock deemed received and redeemed as described below) received by a former stockholder of AccuMed Common Stock will be the same as the aggregate adjusted tax basis of the shares of AccuMed Common Stock surrendered and exchanged therefor, and the aggregate adjusted tax basis of the shares of Ampersand Series A received by a former stockholder of AccuMed Series A will be the same as the aggregate adjusted tax basis of the shares of AccuMed Series A surrendered and exchanged therefor.

5. The holding period of the shares of Ampersand Common Stock received by a former stockholder of AccuMed Common Stock with respect to the Merger will include the holding period of the shares of AccuMed Common Stock surrendered and exchanged therefor, and the holding period of the shares of Ampersand Series A received by a former stockholder of AccuMed Series A with respect to the Merger will include the holding period of the shares of AccuMed Series A surrendered in exchange therefor, provided, in each case, that such shares were held as a capital asset by such former AccuMed stockholder at the Merger Effective Time.

6. A former stockholder of AccuMed Common Stock who receives cash in lieu of a fractional share interest in Ampersand Common Stock as a consequence of the Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, (i) such deemed distribution is "substantially disproportionate" with respect to the former AccuMed stockholder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code; (ii) the former AccuMed stockholder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the former AccuMed stockholder's adjusted tax basis in the fractional share interest (determined as described in paragraph 4 above); and (iii) such capital gain or loss will be long-term capital gain or loss if the former AccuMed stockholder's holding period in a fractional share interest (determined as described in paragraph 5 above) is more than one (1) year. Long-term capital gain of a non-corporate U.S. person is generally subject to a maximum federal tax rate of twenty percent (20%) if the holding period exceeds one (1) year. Based on current administrative pronouncements of the Internal Revenue Service ("IRS"), and on the tax representation letters referred to hereinabove, cash received in lieu of fractional shares with respect to the Merger will not be considered essentially equivalent to a dividend.

7. An AccuMed stockholder who dissents from the Merger and receives only cash in exchange for Dissenting Shares will be treated as having received such cash in redemption of such Dissenting Shares, subject to the provisions and limitations of Section 302 of the Code after giving effect to the constructive ownership rules of the Code.

     The foregoing opinion reflects our legal judgment based upon the facts and assumptions presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or any court of competent jurisdiction will agree with this opinion.

AccuMed International, Inc.
Page 4
July 27, 2001




           We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the proxy statement-prospectus under the captions, "The Merger" and "Legal Matters."

                                Very truly yours,

                                SCHWARTZ, COOPER, GREENBERGER
                                & KRAUSS, CHARTERED

                                By: /s/ Steven W. Swibel
                                  ----------------------------------------------
                                         Steven W. Swibel